EXHIBIT 99.2

[OMEGA PROTEIN LOGO]

NEWS

Omega Protein Determines That

Ferrari Investments Proposal is Not Credible

HOUSTON, September 5, 2003—Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today issued the following statement regarding the previously disclosed acquisition proposal letter received from Ferrari Investments.

Omega Protein has been unable to obtain any information that would support the credibility of the letter from Ferrari Investments. At this point, the Board of Directors of Omega Protein believes that the letter from Ferrari Investments does not represent a credible proposal, although Omega Protein would evaluate information, if any, that Ferrari Investments might later provide.

While Omega Protein decided to comment on the letter received from Ferrari Investments because of the unusual circumstance of the letter having been made public on the internet by an unknown individual, Omega Protein expects in the future to adhere to its normal policy of not commenting on market rumors or internet message board content. Accordingly, Omega Protein does not intend to comment further on any acquisition proposal or furnished materials, if any, from Ferrari Investments or any other party unless an agreement is reached, an offer is made to all stockholders in compliance with legal requirements, or other circumstances exist that would make disclosure advisable.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward -looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; and (3) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors That May Affect Forward-Looking Statements” and “—Seasonality and Quarterly Results.”

CONTACT:	Investor Relations, (713) 623-0060 or e-mail at news@omegahouston.com
Web site: www.omegaproteininc.com